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                                                                 Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report dated February 4, 1997 (except with respect to the matter discussed in Note 12, as to which the date is February 13, 1997), covering the financial statements of Duff & Phelps Credit Rating Co. and to all references to our firm included in or made part of this Form 10-K of Duff & Phelps Credit Rating co. and the company's previously filed Registration Statements on Form S-8 No.'s 33-86448, 33-88186 and 333-1440, and Form S-3 No. 333-11823.
It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1996, or performed any audit procedures subsequent to the date of our report.

                                            ARTHUR ANDERSEN LLP

Chicago, Illinois
March 24, 1997